Exhibit (h)(1)

ADMINISTRATION AGREEMENT

AGREEMENT made as of the 9th day of July 2012 or such earlier date as Citi shall receive an investment pursuant to this Agreement (the “Agreement”), between CITI FUND SERVICES OHIO, INC., (“Citi”), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and SALIENT MF TRUST (the “Fund”), a Delaware statutory trust having its principal place of business at 4265 San Felipe, Suite 800, Houston, Texas 77027, on behalf of each of its series (a “Series”), whether currently in existence or created in the future and any wholly-owned subsidiaries (each, a “Blocker”), whether currently in existence or created in the future.

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933 (the “1933 Act”) and intends to qualify as a regulated investment company (a “RIC”) under Subchapter M of Subtitle A, Chapter 1, of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Fund invests either in securities or other investments (all of the foregoing, collectively “Investments”), all as described in the Fund’s currently-effective prospectus, which is filed with the Securities and Exchange Commission (the “SEC”), as amended and in effect from time to time (the “Prospectus,” and together with any supplementary offering material provided to potential investors, the “Offering Documents”); and

WHEREAS, the Fund desires to retain Citi to provide certain regulatory and compliance, fund accounting, transfer agency and other administrative services for the Fund, and Citi is willing to perform such services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. Services

(a) Services. Citi shall provide the Services set forth in Schedule B with respect to the Series and the Services set forth in Schedule C with respect to the Blockers.

(b) Special Reports and Additional Services. Citi may provide additional special reports and such other similar services as may be reasonably requested by the Fund, which may result in an additional charge, the amount of which shall be agreed upon between the parties. Citi shall perform such other services for the Fund upon terms and conditions (including additional compensation) all as mutually agreed upon by the parties from time to time in writing.

(c) Subcontracting; Delegation. Citi may use one or more third parties to perform some or all of its obligations under this Agreement. Notwithstanding anything contained elsewhere in this Agreement, Citi shall be fully responsible for the acts of such third parties to the extent that Citi would be responsible if such actions were its own actions and shall not be relieved of any of its responsibilities or liability hereunder by virtue of the use of such third parties.

2. Instructions; Certain Procedures; Reliance on Information

(a) As to the services to be provided hereunder, Citi may rely conclusively upon the terms of the documents pursuant to which the Fund was formed as a legal entity, as such documents may be amended from time to time (the “Governing Documents”) and Offering Documents, to the extent that such services are described therein, and other records of the Fund unless Citi receives written instructions to the contrary in a timely manner from the Fund.

(b) If applicable, the Fund shall assist and cooperate with Citi (and shall endeavor to cause its officers and other Fund service providers to assist and cooperate with Citi) to facilitate the delivery of information requested by Citi in connection with the preparation of any report, so that Citi may submit a draft of such report to the Fund prior to the date it is needed by the Fund, and Citi shall not be liable for any delay in the submission of a report if it does not timely receive such information.

(c) The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and Citi may conclusively assume that any special procedure which is represented as having been approved by an authorized officer of the Fund (other than an officer or employee of Citi), absent knowledge otherwise, does not conflict with or violate any requirements of the Fund’s Governing Documents and Offering Documents, or any rule, regulation, or requirement of any regulatory body.

Also, Citi shall be protected in acting upon (i) the authenticity and (ii) the accuracy of any document, data or information that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Citi will not be held to have notice of any change of the authority of any officers, employees or agents of the Fund until receipt of written notice thereof from the Fund.

Also, with respect to reliance on the accuracy of such documents, data or information, and notwithstanding any other provisions of this Agreement to the contrary, Citi shall be permitted to rely upon documents, data and information provided by each investment adviser to the Fund (the “Adviser”), valuation or market information providers, pricing services, couriers, software houses, custodians, clearing systems or depositories, or Counterparties (including their agents and custodians), provided, that (A) if such persons are chosen by Citi, then the selection and retention of such persons must be reasonable under the circumstances in consideration of applicable standards in the industry, and (B) in any event, such persons shall be deemed reasonable if they are selected and retained at the specific request and with the written consent of an authorized person of the Fund. The Fund shall indemnify Citi and hold it harmless from any “Losses” (as defined in Section 7(c)) resulting to Citi from such reliance.

(d) Whenever Citi is requested or authorized to take action hereunder pursuant to instructions from an investor, or a properly authorized agent of an investor (an “Investor’s Agent”), concerning an account in a Fund, Citi shall be entitled to rely upon any certificate, letter or other instrument or communication, reasonably believed by Citi to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Fund or by the investor or investor’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Fund or any other person authorized by the Board or by the investor or Investor’s Agent, as the case may be. Furthermore, Citi shall be entitled to rely upon information received from broker-dealers, underwriters and distributors with respect to the investor information provided by (or failed to be provided by) such broker-dealers, underwriters and distributors. The Fund shall indemnify Citi and hold it harmless from any “Losses” (as defined in Section 7(c)) resulting to Citi therefrom.

(e) Citi may apply to the Fund at any time for instructions and may consult with counsel to the Fund and with accountants and other experts with regard to Citi’s responsibilities and duties pursuant to this Agreement. If Citi does not obtain the advice of counsel to the Fund within a reasonable period of time, Citi shall be entitled to seek, receive and act upon advice of legal counsel of its reasonable choosing at the reasonable expense of the Fund unless relating to a matter involving Citi’s willful misfeasance, bad faith, negligence or reckless disregard of Citi’s responsibilities and duties hereunder. Citi may rely upon the advice of any of the foregoing counsel, accountants, or experts, and shall in no event be liable for any action reasonably taken pursuant to such advice.

(f) The Fund acknowledges and agrees that deviations from Citi’s written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Fund (other than an officer or employee of Citi) requests that an exception be made from any written compliance or transfer agency procedures adopted by Citi or any requirements of the Fund’s AML Program (the “AML Program”), Citi may in its sole discretion determine whether to permit such exception. In the event Citi determines to permit such exception, it shall become effective when set forth in a written instrument executed by an appropriately authorized representative of the Fund (other than an officer or employee of Citi) and delivered to Citi (an “Exception”); provided that an Exception concerning the requirements of the AML Program shall also be authorized by the Fund’s AML Compliance Officer (as defined in Section 11(a)(vi)). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until Citi receives written notice from the Fund that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Citi acts in good faith and without willful misconduct, Citi shall have no liability for any loss, liability, expenses or damages to the Fund resulting from the Exception, and the Fund shall indemnify Citi and hold it harmless from any “Losses” (as defined in Section 7(c)) resulting to Citi therefrom.

(g) The Fund instructs and authorizes Citi to provide information pertaining to the Fund’s portfolio to pricing vendors, Fund services providers, and as otherwise necessary for legitimate purposes related to the services to be provided hereunder.

(h) Citi shall furnish to the Fund and to the Fund’s properly authorized auditors, the Adviser, Trustees, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Fund in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Citi, including in connection with any regulatory examination of the Adviser; or as subsequently agreed upon by the parties pursuant to an amendment hereto.

3. Record Retention and Confidentiality

(a) Citi shall keep and maintain on behalf of the Fund all books and records which are customary or which are required to be kept in connection with Citi’s services pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act as well as any recordkeeping rules under the Acts. Citi further agrees that all such books and records shall be the property of the Fund and to make such books and records available for inspection by the Fund at reasonable times or by the SEC promptly, including in connection with any regulatory examination of the Fund or the Adviser.

(b) Citi shall otherwise keep confidential all books and records relating to the Fund and its direct Shareholders, except when (i) disclosure is required or permitted by law, regulation, or legal or regulatory process, (ii) Citi is advised by counsel that it may incur liability for failure to make a disclosure, (iii) Citi is requested to make a disclosure by an investor or investor’s agent with respect to information concerning an account as to which such investor has either a legal or beneficial interest and a legal right to such information at such time consistent with the Fund’s Governing Documents, Offering Documents, and applicable law, or (iv) as requested or authorized by the Fund (including pursuant to its policies and procedures). Citi shall provide the Fund with reasonable advance notice of disclosure pursuant to items (i) or (ii) of the previous sentence, to the extent reasonably practicable. The provisions of this Section 3(b) are subject to the provisions of Section 4(b).

(c) Citi may at its option at any time, and shall promptly upon the Fund’s demand or termination of this Agreement, deliver, at the Fund’s expense reasonably incurred, in appropriate form to the Fund and cease to retain the Fund’s files, records and documents created and maintained by Citi pursuant to this Agreement which are no longer needed by Citi in the performance of its services or for its legal protection. If not so delivered, such documents and records will be retained by Citi, at the Fund’s expense reasonably incurred, for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Fund or its Adviser, at the Fund’s or Adviser’s expense reasonably incurred, unless the Fund or its Adviser authorizes in writing the destruction of such records and documents. Should the Fund and the Adviser refuse or be unable to accept delivery of such records and documents, then absent delivery instructions or timely payment by the Fund or the Adviser, Citi is authorized to destroy all such records at the Fund’s or the Adviser’s expense unless Citi, at its option, determines to retain such records for its own benefit and use.

(d) Nonpublic personal financial information relating to consumers or customers of the Fund provided by, or at the direction of the Fund to Citi, or collected or retained by Citi in the course of performing its duties hereunder, shall be considered confidential information. Citi shall not give, sell or in any way transfer such confidential information to any person or entity, (other than affiliates of Citi involved in servicing the Fund, provided that such affiliates are bound by Citi’s privacy policies), except at the direction of the Fund or as required or permitted by law (including, but not limited to, in the case of consumers or customers of the Fund that are U.S. citizens, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), the Bank Secrecy Act, as amended by the USA PATRIOT Act (collectively, the “AML Acts”) and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”)). Citi represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Fund. The Fund represents to Citi that it has adopted a Statement of its privacy policies and practices as required by the SEC’s Regulation S-P or other applicable laws and agrees to provide Citi with a copy of that statement annually.

4. Compliance with Law

(a) Except for the obligations of Citi expressly set forth in Schedule B, Schedule C or Section 3(a) hereof, the Fund assumes full responsibility for the preparation, contents and distribution of each Offering Document and, compliance with all applicable requirements of the Securities Act of 1933, as amended, the 1940 Act and any other applicable laws, rules, and regulations. Except for the obligations of Citi expressly set forth in Schedule B, Schedule C or Section 3(a) hereof, Citi shall have no obligation to take cognizance of any laws relating to the sale of Shares or otherwise with respect to the licensing, registration and operations of the Fund, except as specifically set forth herein.

(b) The Fund is responsible for its own compliance with Applicable AML Laws. Citi will assist the Fund in meeting its obligations under Applicable AML Laws by carrying out the activities listed in Schedule B, Appendix 3, Item 7 (the “AML Services”), which are hereby delegated by the Fund to Citi. Citi agrees to such delegation and agrees to perform such services in accordance with the AML Program, subject to Section 12 hereof

In connection with the foregoing delegation, the Fund also acknowledges that the performance of the AML Services involves the exercise of discretion which in certain circumstances may result in consequences to the Fund and its investors (such as in the case of the reporting of suspicious activities and the freezing of investor accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, Citi is granted the discretion to take any such action as may be authorized under Applicable AML Laws, or the AML Program, and consultation with Fund shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Fund instructs Citi that it may avail the Fund of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

(c) Notwithstanding the delegation to Citi of the AML Services and the other services, including compliance services, provided by Citi hereunder, it is expressly agreed and acknowledged that Citi cannot ensure that the Fund complies with Applicable AML Laws, Sarbanes-Oxley, or Rule 38a-1 under the 1940 Act.

5. Fees and Expenses

(a) The Fund shall pay Citi compensation for the services to be provided by Citi under this Agreement in accordance with, and in the manner set forth in Schedule A attached hereto.

(b) In addition to paying Citi the fees provided above, the Fund agrees to reimburse Citi for its actual out-of-pocket expenses reasonably incurred in providing services hereunder, including, without limitation, the following (all subject to reasonable documentation and substantiation):

i)	All freight and other delivery and bonding charges incurred by Citi in delivering materials to and from the Fund, its services providers, or otherwise on behalf of the Fund;

ii)	The cost of microfilm or microfiche or other electronic storage of records or other materials and other costs associated with record retention on behalf of the Fund;

iii)	Sales taxes;

iv)	Costs of tax forms, if applicable;

v)	Costs for investor correspondence;

vi)	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Citi in communication with the Fund, dealers, public accountants, investors, or others as required for Citi to perform the services to be provided hereunder;

vii)	Costs of fulfillment, if requested;

viii)	Bank account charges, including check payment and processing fees;

ix)	All printing, production (including graphics support, copying, and binding) and distribution expenses incurred in relation to Board meeting materials, tax forms, periodic statements, new account letters and maintenance letters, financial and tax reports, Offering Documents, proxy statements and marketing materials, if applicable;

x)	Costs of tax data services;

xi)	Costs of rating agency services to the extent applicable;

xii)	All out of pocket costs incurred in connection with administration services, including, without limitation, travel and lodging expenses incurred by employees of Citi in connection with attendance at Board meetings and any other meetings for which such attendance is requested or agreed upon by the parties;

xiii)	NSCC charges and Depository Trust & Clearing Corporation charges;

xiv)	Expenses associated with Citi’s anti-fraud procedures as it pertains to new account review; and

xiv)	Any expenses Citi shall incur at the written direction of a director or officer of the Fund thereunto duly authorized.

(c) In addition, Citi shall be entitled to receive the following fees:

i)	Ad hoc reporting fees billed, when mutually agreed upon, according to applicable rate schedules;

ii)	Charges for the pricing information obtained from third party vendors for use in pricing the Investments of the Fund’s portfolio;

iii)	To the extent that Citi is required to develop customized systems to meet a Fund’s needs, systems development fees (billed at an hourly rate of $150 per hour) and all system-related expenses, as agreed in advance, associated with the provision of special reports and services, excluding initial programming costs other than customizations to meet the reporting requirements as noted in Schedule B or Schedule C (for the avoidance of doubt, no fee shall be charged under this Section 5(c)(iii) if Citi is not required to develop customized systems to meet the Fund’s needs);

iv)	In the event that Citi is requested or authorized by the Fund or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by Citi to the Fund, the Fund will, so long as Citi is not the subject of the investigation or proceeding in which the information is sought, pay Citi for its professional time (at its standard billing rates) and reimburse Citi for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements;

v)	Fees for the development of custom interfaces, billed at a mutually agreed upon rate;

vi)	Regulatory filing fees;

vii)	Check and payment processing fees

viii)	Expenses associated with the tracking of “as-of trades”, billed at the rate of $50 per hour, as approved by the Fund.

6) Term

(a) This Agreement shall become effective as of the date set forth above (the “Commencement Date”) and shall continue in effect for three (3) years from the Commencement Date (the “Initial Term”). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive ninety (90) day periods (“Rollover Periods”).

(b) For purposes of this Agreement, “cause” shall mean (i) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party, (ii) a final unappealable judicial, regulatory, or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business, or (iii) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of a voluntary, or failure to diligently contest an involuntary, case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(c) This Agreement may be terminated only (i) by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable), (ii) by mutual agreement of the parties, (iii) for “cause,” as defined above, upon the provision of 30 days advance written notice by the party alleging cause or (iv) due to dissolution of the Fund.

(d) Notwithstanding the foregoing termination provisions, following any such termination, in the event that Citi in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit to this Agreement) with the prior written consent of the Fund, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by Citi but unpaid by the Fund upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Fund shall pay to Citi, in addition to the fees and expenses provided in Section 5 of this Agreement, the amount of all of Citi’s reasonable cash disbursements in connection with Citi’s activities in effecting such termination, including without limitation, the delivery to the Fund, the Adviser and/or other parties of the Fund’s property, records, instruments and documents as instructed by the Fund, such amount to be paid before the delivery of such documents.

(e) If, for any reason other than (i) the non-renewal of this Agreement, (ii) mutual agreement of the parties, or (iii) dissolution of the Fund, the Fund terminates this Agreement, or the Fund terminates Citi’s services, or Citi is replaced as service provider to the Fund or some or all of its portfolios, then the Fund shall make a one-time cash payment to Citi, in consideration of the fee structure and services to be provided under this Agreement, equal to the balance that would be due to Citi for its services under this Agreement during the lesser of (x) the balance of the Initial Term or any applicable Rollover Period, as the case may be, or (y) 12 months, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by Citi for each month would be based upon the average fees payable to Citi monthly during the 12 months before the date of the event that triggers such payment.

(f) In the event that the Fund, in part or in whole, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts but expressly excluding any reductions in assets resulting from investor redemptions or the dissolution of the Fund, serviced by Citi pursuant to this Agreement, the liquidated damages provision set forth above shall be applicable in those instances in which Citi is not retained to provide services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, Citi is replaced or a third party is added.

(g) If one of the events described above is partial (e.g., a termination of Citi as provider of some but not all of the services set forth in this Agreement, the liquidated damages amount payable by the Fund shall be appropriately adjusted on a pro rata basis.

(h) The parties further acknowledge and agree that, upon the occurrence of any of the events described in Subsection (e) above: (i) a determination of actual damages incurred by Citi would be extremely difficult, and (ii) the liquidated damages payment described above is intended to adequately compensate Citi for damages incurred and is not intended to constitute any form of penalty.

7) Limitation of Liability; Indemnification

(a) Citi shall use reasonable professional diligence in the performance of its services performed under this Agreement, but shall not be liable to the Fund for any action taken or omitted by Citi in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of Citi shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Citi hereunder.

(b) Citi shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Fund’s reasonable request, Citi shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder.

Notwithstanding the foregoing or any other provision of this Agreement, Citi assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond Citi’s reasonable control (“Force Majeure Events”) include, without limitation, natural disasters, actions or decrees of governmental bodies, terrorist actions, communication lines failures that are not the fault of either party, and computer or other equipment failures or similar events beyond its reasonable control. In the event of a Force Majeure Event, Citi shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

(c) The Fund agrees to indemnify and hold harmless Citi, its affiliates, subsidiaries and parents, and their respective employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character (collectively, “Losses”) arising out of or in any way relating to Citi’s performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, documents, or instructions reasonably believed by Citi to be genuine and given or made to Citi by the Fund, the Adviser or any authorized agents of the Fund (including, without limitation, the broker-dealers, underwriters and distributors); provided that this indemnification shall not apply to actions or omissions of Citi in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by Citi of its obligations and duties.

(d) Citi shall indemnify, defend, and hold harmless the Fund, and the Adviser, their affiliates, subsidiaries and parents, and their respective employees, agents, directors, officers and nominees from and against any and all Losses arising out of or in any way relating to Citi’s willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder; provided that this indemnification shall not apply to actions or omissions of the Fund in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by the Fund of its obligations and duties.

(e) The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. The indemnified party shall not settle or compromise any claim or action for which indemnity may be sought without the consent of the indemnifying party (which shall not be withheld or delayed unreasonably by the indemnifying party).

(f) The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnifying party shall not settle or compromise any claim or action without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) if such settlement or compromise imposes any liability, responsibility, restriction, or other obligation or consequence on the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

(g) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY HERETO, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUB-AGENTS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS EACH OF WHICH IS HEREBY

EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(h) Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Citi to the Fund for all Losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to Citi under this Agreement during the twelve (12) months immediately before the date on which the alleged Losses or damages were claimed to have been incurred.

(i) The provisions of this Section 7 are subject to the provisions of Sections 2 and 4 hereof.

8) Activities of Citi

The services of Citi rendered to the Fund hereunder are not to be deemed exclusive. Citi is free to render such services to others and to have other businesses and interests. Citi shall not be deemed to have notice of, or be under any duty to disclose to the Fund, or any of its agents, any fact or thing that may come to Citi’s attention in the course of rendering services to others or in the course of its business in any other capacity. It is understood that the Fund’s directors, officers, general partners, employees, and investors are or may be or become interested in Citi, as officers, employees or otherwise and that directors, officers, employees, and shareholders of Citi and its counsel are or may be or become similarly interested in the Fund as an investor or otherwise and that Citi may be or become interested in the Fund as an investor or otherwise.

9) Rights of Ownership

All computer programs and procedures employed or developed by or on behalf of Citi to perform services required to be provided by Citi under this Agreement are the property of Citi. To the extent such program and procedures are used or made available to a Fund in connection with the delivery and receipt of services under this Agreement, such Fund is hereby granted a limited, non-transferable, revocable license, for the term of this Agreement, for such use, provided that each such Fund (i) shall not use such programs and procedures for service bureau purposes or to deliver services to a third party and (ii) acknowledges and agrees that such program and procedures are trade secrets and deemed by Citi to be valuable intellectual property, and each Fund shall maintain such programs and procedures in confidence.

10) Bank Accounts

Citi is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Fund with such bank or banks as are acceptable to the Fund, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Fund shall be deemed the customer of the relevant bank for all purposes. The performance of such services shall require Citi directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, which also includes providing such bank or banks with all instructions and authorizations necessary for Citi to effect such disbursements provided that Citi does so in accordance with the established procedures for the Fund including ensuring proper authorization for the disbursement of funds by authorized representatives of Citi or the Adviser.

11) Representations and Warranties

(a) The Fund represents and warrants that:

(i)	It is duly formed and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

(ii)	It has all necessary authorizations, registrations, licenses and permits to carry out its business as currently conducted;

(iii)	It is, and shall continue to be, in compliance in all material respects with all laws and regulations applicable to its business and operations;

(iv)

This Agreement, and Citi’s provision of the various services hereunder, has been duly authorized by the Fund and, when executed and delivered by the Fund, will constitute a legal, valid and binding obligation of the

Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

(v)	By virtue of its Governing Documents, Shares repurchased by the Fund may be resold by the Fund;

(vi)	The Fund has adopted a written anti-money laundering program, which program is based on Citi’s anti-money laundering program. A copy of the Fund’s anti-money laundering program has been provided to Citi pursuant to Section 12 of this Agreement, and the Fund has appointed an officer of the Fund as the Fund’s anti-money laundering compliance officer (“AML Compliance Officer”). The AML Program, the designation of the AML Compliance Officer, and the delegation of certain services thereunder to Citi, as provided in Section 4 of this Agreement have each been approved by the Funds Board. The Fund will submit any material amendments to the AML Program to Citi for Citi’s review and consent prior to adoption, in accordance with Section 12 of this Agreement; and

(vii)	The Fund has entered into a confidentiality agreement, in accordance with U.S. Department of the Treasury, Financial Crimes Enforcement Network (“FinCEN”) release FIN-2006-G013, dated October 4, 2006, with the Adviser, and the Fund hereby authorizes Citi, acting in its capacity as transfer agent, to provide the Adviser with information related to shareholder Suspicious Activity Reports, upon request.

(b) Citi represents and warrants that:

(i) It is a corporation duly incorporated and validly existing under the laws of the state of Ohio, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

(ii) It has all necessary authorizations, registrations, licenses and permits to carry out its business as currently conducted;

(iii) It is, and shall continue to be, in compliance in all material respects with all provisions of law and regulations applicable to it in connection with its services hereunder, including Section 17A(c) of the Exchange Act;

(iv) The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Fund and Citi’s equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

(v) This Agreement has been duly authorized by Citi and, when executed and delivered by Citi, will constitute a legal, valid and binding obligation of Citi, enforceable against Citi in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

(vi) With respect to insurance:

(A) Citi shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon request of the Fund, (1) to the extent that Citi is insured by a third party, Citi shall provide evidence that such coverage is in place, and (2) to the extent that Citi is self-insured, no more frequently than annually, Citi shall provide a certificate or letter confirming that Citi is self-insured in accordance with the terms of this Agreement. Citi shall promptly notify the Fund should its third party insurance coverage with respect to professional liability or errors and omissions be reduced or cancelled. Such notification shall include the date of cancellation or reduction and the reasons therefore. Citi shall notify the Fund promptly of any material claims against it with respect to services performed under this Agreement.

(B) Citi shall have the option, either alone or in conjunction with Citigroup, Inc. (“Citigroup”), Citi’s ultimate parent corporation, or any subsidiaries or affiliates of Citigroup, to maintain self insurance and/or provide or maintain any insurance required by this Agreement under blanket insurance policies maintained by Citi or Citigroup, or provide or maintain insurance through such alternative risk management programs as Citigroup may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as “Self Insurance”), provided the same does not thereby decrease the insurance coverage or limits set forth in Section 11(b)(vi)(A). Any Self Insurance shall provide the same level and scope of coverage and otherwise meet the same requirements as set forth in Section 11(b)(vi)(A). If Citi elects to self-insure, then, (1) with respect to any claims which may result from incidents occurring during the Term, such Self Insurance obligation shall survive the expiration or earlier termination of this Agreement to the same extent as the insurance required would survive, and (2) any cancellation of such Self-Insurance or any reduction in such Self-Insurance below the level required by Section 11(b)(vi)(A) shall be deemed a breach of this Agreement by Citi.

(c) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY CITI ARE COMPLETELY DISCLAIMED.

12) Information Furnished by the Fund

(a) The Fund has furnished to Citi the following, as amended and current as of the effective date of this Agreement:

(i) Copies of the Fund’s Governing Documents and of any amendments thereto, in each case certified by the appropriate governmental authority or by the Secretary or other executive officer of the Fund;

(ii) The Valuation Policy;

(iii) The AML Program;

(iv) The Fund Compliance Program;

(v) Certified copies of resolutions of the Board regarding (A) Board approval of this Agreement and authorization of an officer of the Fund to execute and deliver this Agreement and instruct Citi on various matters, and (B) authorization of Citi to act as administrator for the Fund (“Fund Administrator”) as described herein;

(vi) A list of select officers of the Fund (including the Fund’s AML Compliance Officer and Chief Compliance Officer) and any other persons, together with specimen signatures of those officers and other persons, who are authorized to instruct Citi in all matters;

(vii) Two copies of the Offering Documents, any Distribution Agreements or Broker-Dealer Agreements, and any other forms and agreements commonly used by the Fund and its underwriters or broker-dealers regarding their relationships and transactions with investors; and

(viii) A certificate from an officer of the Fund or the Fund’s then-current transfer agent or registrar, as applicable, regarding Shares authorized, issued, and outstanding as of the effective date of this Agreement and receipt of full consideration by the Fund for all outstanding Shares.

(b) The Fund shall furnish Citi written copies of any amendments to, or changes in, the items referred to in Section 12(a)(i)-(viii) forthwith upon such amendments or changes becoming effective, and Citi shall be entitled to rely thereon. In addition, the Fund agrees that no amendments will be made to any of the foregoing documents that might have the effect of changing the procedures employed by Citi in providing the services agreed to hereunder or which amendment might affect the duties of Citi hereunder unless the Fund first obtains Citi’s approval of such amendments or changes, which approval shall not be withheld unreasonably, and Citi shall not be bound by any such amendment made without its consent.

(c) Citi may rely on any amendments to or changes in any of the documents and other items to be provided by the Fund pursuant to Sections 12(a) and (b) of this Agreement and the indemnification provisions of Section 7 hereof are applicable to Citi’s reasonable reliance upon such amendments and/or changes. Although Citi is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 12(a) and (b) of this Agreement, in the event the same relate to services provided by Citi hereunder, Citi shall have no liability for failure to comply with or take any action in conformity with such amendments or changes except as provided in Section 12(b) of this Agreement or as otherwise agreed upon in writing.

13) Notices

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Fund, to 4265 San Felipe, Suite 800, Houston, Texas 77027; and if to Citi, to it at Citi Fund Services Ohio, Inc., 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

14) Assignment

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party, provided that this shall not restrict Citi’s rights under Section 1(c) of this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

15) Governing Law

This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.

16) Miscellaneous

(a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(d) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(e) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

SALIENT MF TRUST		CITI FUND SERVICES OHIO, INC.

By:	/s/ John E. Price	By:	/s/ Bruce Treff
Name:	John E. Price	Name:	Bruce Treff
Title:		Title:	President

SCHEDULE A

TO THE ADMINISTRATION AGREEMENT

Fund Services Fees

Base Annual Fee (trust level):

For the Services, the Fund shall pay Citi:

6.0 basis points on the first $700 million in aggregate net assets of the Fund, plus

5.5 basis points on the next $300 million in aggregate net assets of the Fund, plus

5.0 basis points on aggregate net assets of the Fund greater than $1 billion.

Annual Minimum Fee (series level):

There shall be a minimum fee per series of the Fund as follows:

Annual Minimum per series (first 2 series)*	$120,000
Annual Minimum per series (next 2 series)*	$90,000
Annual Minimum per series (next 3 series)*	$80,000

Fees/minimums will be calculated and applied on a monthly basis.

*	If Fund asset levels are above $900 Million (excluding assets of the Blockers), all annual minimums per series are waived. The waiver will remain in effect provided Fund assets (excluding assets of the Blockers) are above $900 Million.

Per Account Fee:

The Fund shall pay Citi a per CUSIP fee of $10,000 per CUSIP per year. In addition, the Fund shall pay Citi the following per-account fees, applied per year to each shareholder account (open or closed) on Citi’s transfer agency system:

Per Open Non-NSCC Account	$18.00
Per Open NSCC Account	$12.00
Per Closed Account	$2.00

For these purposes, the following categories constitute an open account on the Citi system in any one month: open account with balance, open account with zero balance, or open account with negative balance and closed account with activity. Closed accounts with no activity in the month are considered a closed account for billing purposes.

Additional Portfolio Manager Fee:

There shall be a fee of $5,000 per annum for each portfolio manager of a series, excluding the first portfolio manager.

Additional Blocker Fee:

Should Citi provide Services to any Blockers other than Salient Risk Parity Offshore Fund Ltd. and Salient MLP + Energy Infrastructure, Inc., then the parties shall mutually agree on a fee for such Blockers.

Web Access Fee:

Implementation Fee (one-time)	$5,000.00
Online Access Maintenance Fee (annual)	$3,000 per year
Per Click Charges ($400 per month minimum):
Inquiry	$0.03
Financial	$0.30
Maintenance	$0.50
Option (PAD/SWP)	$0.50
New Account	$1.50

Until such time that the Fund formally communicates its intent to activate such services and such services are fully operable, fees under the Web Access Fee category above will not be incurred.

Waiver

Notwithstanding anything else herein to the contrary, no fee (including the Base Annual Fee, Annual Minimum Fee, Per Account Fee, Additional Portfolio Manager Fee, Web Access Fee (other than the Web Access Implementation Fee) and Additional Blocker Fee), shall be due or payable for a series during its first four months of existence (including the first two series of the Fund). For the avoidance of doubt, this waiver shall not cover Out of Pocket Expenses and Miscellaneous Charges.

Out of Pocket Expenses and Miscellaneous Charges

The out of pocket expenses and miscellaneous services fees and charges provided for under the Agreement are not included in the above fees and shall also be payable to Citi in accordance with the provisions of the Agreement.

Annual Fee Increase

Commencing on the one-year anniversary of the date of the Services Agreement and annually thereafter, Citi may annually increase the annual minimum by an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published.

Schedule B to Services Agreement — Services

Appendix 1 — Fund Administration Services

Citi shall provide the Services listed on this Schedule B to the Fund with respect to each Series, subject to the terms and conditions of the Agreement (including the Schedules).

I.	Services

1.	Registration Statements, Financial Statements, Proxy Statements and other SEC Filings:

(a)	Prepare for review and approval by the Fund and counsel to the Fund (“Fund Counsel”) drafts of: (i) the annual update to the Fund’s registration statement on Form N-1A with respect to existing Funds, and (ii) as requested by the Fund or Fund Counsel, other amendments to the Fund’s registration statement and supplements to its prospectus and statement of additional information reflecting developments from time to time with respect to existing Funds. Subject to approval by the Fund and Fund Counsel, file any of the foregoing with the Securities and Exchange Commission (the “SEC”).

(b)	For each Fund, prepare for review and approval of the Fund drafts of (i) the annual report to Shareholders and (ii) the semi-annual report. Subject to review and approval by the Fund, file the final versions thereof on Form N-CSR with the SEC.

(c)	Prepare and file the Fund’s Form N-SAR and file all required notices pursuant to Rule 24f-2.

(d)	Assist with the layout and printing of prospectuses and the Funds’ semi-annual and annual reports to Shareholders.

(e)	Coordinate the printing and distribution of proxy materials for meetings of shareholders; coordinate the record holder research and tabulation process relating to proxies; subject to review and approval by the Fund and Fund Counsel, file proxy statements and related solicitation materials with the SEC; prepare draft scripts for and attend the Shareholder meetings and record the minutes of the meetings.

(f)	Coordinate gathering of proxy voting information pertaining to proxy votes on Fund holdings and coordinate the drafting and filing of the Funds’ proxy voting records (as approved by the Adviser) on Form N-PX.

(g)	Prepare for review and approval by the Fund and file holdings reports on Form N-Q with the SEC, as required at the end of the first and third fiscal quarters of each year.

2.	Certain Operational Matters

(a)	Calculate contractual Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation. Disbursements shall be subject to review and approval of an Authorized Person and shall be made only out of the assets of the applicable Fund.

(b)	At the request of, and subject to the review and approval by the Fund and Fund Counsel, prepare drafts of fund-related plans, policies and procedures or amendment thereto for existing Funds.

(c)	Assist the Fund’s transfer agent with respect to the payment of dividends and other distributions to Shareholders that have been approved by the Fund.

(d)	Calculate performance data of the Funds for dissemination to (i) the Fund, including the Board, (ii) up to fifteen (15) information services covering the investment company industry and (iii) other parties, as requested by the Fund and agreed to by Citi.

(e)	Assist the Fund in obtaining and maintaining fidelity bonds and directors and officers/errors and omissions insurance policies for the Fund in accordance with applicable 1940 Act rules and file such fidelity bonds and any applicable, related notices with the SEC.

(f)	Maintain corporate records on behalf of the Fund, including minute books, and the Charter/Declaration of Trust of the Fund and By-Laws of the Fund.

(g)	Assist the Fund in developing appropriate portfolio compliance procedures for each Fund, and provide compliance monitoring services with respect to such procedures as reasonably requested by the Fund, provided that such compliance must be determinable by reference to the Fund’s accounting records.

(h)	Assist the Fund and Fund Counsel in responding to routine regulatory examinations or investigations.

(i)	Assist the Fund with Board meetings by (i) coordinating Board book preparation, production and distribution, (ii) subject to review and approval by the Fund and Fund Counsel, preparing Board agendas, resolutions and minutes, (iii) assisting the Board by gathering industry and Fund information related to annual contract renewals and approval of fund-related plans, policies and procedures, (iv) attending Board meetings and recording the minutes and (v) performing such other Board meeting functions as agreed from time to time.

(j)	Assist in the preparation and distribution of Trustee/Officer Questionnaires; assist in the review of completed Questionnaires.

(k)	Monitor wash sales annually.

(l)	Prepare informational schedules for use by the Fund’s auditors or tax preparation firm, as applicable in connection with such auditor or tax firm’s preparation of the Fund’s tax returns.

(m)	Coordinate with independent auditors concerning the Fund’s regular annual audit.

(n)	Preparation of the annual tax provision and supporting calculations for the Fund necessary to support the annual audited financial statements based on the Fund’s tax year-end to be used by the Fund’s tax preparers in connection with such tax preparer’s preparation of the Fund’s Federal Income and Excise returns and state income tax returns, Report on Foreign Bank and Financial Accounts, forms 926 and 8865, etc.; This assistance does not include foreign filing related to the holdings of the fund, foreign bank accounts or other interests in foreign financial accounts. Additional assistance in this area may result in additional fees;

(o)	Calculation of income/capital gain distributions in accordance with U.S. income/excise tax distribution requirements and timely processing of such distributions in compliance with Subchapter M of the Code.

(p)	Assist the Fund in year-end tax reporting including the calculation, preparation and timely distribution (to avoid any penalties as determined by the Code) of investor tax reporting forms including Forms 1099s and the preparation of Forms 1099-MISC for amounts needed to be reported to any payees of the Fund. This also includes assistance/preparation of reporting of calendar year distribution information on the primary layout provided by the Investment Company Institute.

(q)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

(r)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders. Prepare and provide for review Tax Form 8937 Report of Organizational actions effecting basis of securities to the Fund within 30 days after pay date of each dividend.

(s)	Reconcile Master Limited Partnership trade activity to the issued Schedule K-1s received from the underlying Master Limited Partnerships, for avoidance of doubt, where a lot for lot analysis is needed, such analysis will be performed.

(t)	Prepare the income tax and excise tax provisions and IRS Forms 1120-RIC, 8613 and 5471 for review and sign-off by the Fund’s auditors or tax accountants.

3.	Compliance Services

(a) Assist the Fund with the maintenance of written compliance policies and procedures (the “Fund Compliance Program”) which, in the aggregate, shall be deemed by the Fund’s Board to be reasonably designed to prevent the Fund from violating the provisions of the Federal securities laws applicable to the Fund (the “Applicable Securities Laws”), as required under Rule 38a-1 under the 1940 Act.

(b) Assist the Fund’s Chief Compliance Officer (the “CCO”) in the preparation and evaluation of the results of annual reviews of the compliance policies and procedures of the service providers to the Fund as provided in Rule 38a-1 (“Service Providers”).

(c) Provide support services to the CCO, including support for conducting an annual review of the Fund Compliance Program.

(d) Assist the CCO in developing standards for reports to the Board by Citi and other service providers to the Fund

(e) Assist the CCO in developing standards for reports to the Board by the CCO.

(f) Assist the CCO in preparing or providing documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of Service Providers.

(g) Perform risk-based testing and reporting of the compliance policies and procedures of each service (other than the Compliance Services) provided to the Fund by Citi pursuant to this Agreement, taking into account reasonable requests from the CCO to the extent practicable.

(h) Provide copies of any compliance policies and procedures and any amendments thereto relating to Citi as the Fund or the CCO may reasonably request in connection with the Fund Compliance Program.

(i) Provide information reasonably requested by the CCO or the Board in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance policies and procedures of Citi.

4.	Provision of Certain Officers

Subject to the other terms and conditions of this Services Schedule and the Agreement, Citi shall make individuals available to serve as Secretary and/or Assistant Secretary of the Fund (to serve only in ministerial or administrative capacities relevant to the Services). The Board shall have discretion to appoint, or to determine not to appoint or to terminate the services of, such individuals, in its sole and absolute discretion.

II.	Notes and Conditions Related to Fund Administration Services

1.	Citi shall have no obligation to make available individuals to serve as officers of the Fund (“Officers”) unless specifically set forth in this Services Schedule or another agreement.

2.	Notwithstanding any other provision of the Agreement to the contrary, if Citi has agreed to make individuals available to serve as Officers, the Fund acknowledges and agrees that such individuals, when acting as Officers, are not employees or agents of Citi and Citi shall not be responsible for their actions or omissions.

3.	If any employee of Citi acts as an Officer of the Fund, any such relationship shall be subject to the internal policies of Citi concerning the activities of its employees and their service as officers of funds.

4.	The Fund’s Governing Documents and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to all Officers made available by Citi, that are designed and intended to have the effect of fully indemnifying such officers and holding each harmless with respect to any claims, liabilities and costs arising out of or relating to such Officer’s service in good faith in a manner reasonably believed to be in the best interests of the Fund, except to the extent such Officer would otherwise be liable to the Fund or to its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. In addition, the Fund shall secure insurance coverage from a reputable insurance company for all Officers under a directors and officers liability policy that is consistent with standards in the mutual fund industry taking into account the size of the Funds and the nature of their investment portfolio and other relevant factors.

5.	Any Officer may resign for any reason. Citi shall have no obligation to endeavor to make available another individual to act in any such capacity, if

(a)	the Fund’s Governing Documents do not, or no longer, contain the indemnity described above or the Fund has not secured or maintained the insurance policy described above;

(b)	the Officer determines, in good faith, that the Fund —

(i)	has failed to secure and retain the services of reputable counsel or independent auditors;

(ii)	has violated, or is likely to violate or be deemed by any applicable Governmental Authority to have violated, any applicable Law, including any “applicable securities laws” as defined in Rule 38a-1 under the 1940 Act; or

(c)	The Officer, or Citi, has suffered a claim from a third party, or been threatened with such a claim, related to or arising out of the fact that the Officer was an officer of the Fund.

6.	The Fund shall promptly notify the Citi of any issue, matter or event that would be reasonably likely to result in any claim by the Fund, one or more Fund shareholder(s) or any third party which involves an allegation that any Officer failed to exercise his or her obligations to the Fund in a manner consistent with applicable laws.

7.	With respect to any document to be filed with the SEC, the Fund shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses.

8.	With respect to a fiscal period during which Citi served as financial administrator, Citi will provide a sub-certification pertaining to Citi’s services consistent with the requirements of the Sarbanes-Oxley Act of 2002.

Schedule B to Services Agreement — Services

Appendix 2 — Fund Accounting Services

I.	Services

1.	Record Maintenance

Maintain the following books and records of each Fund pursuant to Rule 31a-1 (the “Rule”) under the 1940 Act:

(a)	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule.

(b)	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule.

(c)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule.

(d)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

2.	Accounting Services

Perform the following accounting services for each Fund:

(a)	Allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act.

(b)

Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Fund (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Fund (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund’s Adviser or other designee, as approved by the Board. The Fund instructs and authorizes Citi to provide information pertaining to the Fund’s investments to Fair Value Information Vendors in connection with the fair value determinations made under the Valuation Procedures and other legitimate purposes related to the services to be provided hereunder. The Fund acknowledges that while Citi’s services related to fair value pricing are intended to assist the Fund and the Board in its obligations to price and monitor pricing of Fund investments, Citi does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

(c)	Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Fund to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.

(d)	Verify and reconcile with the Funds’ custodian all daily trade activity.

(e)	Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed).

(f)	Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ; and as agreed, in certain cases, to newspapers or other reporting agencies.

(g)	If applicable, report to the Fund the periodic market pricing of securities in any money market funds, with the comparison to the amortized cost basis.

(h)	Determine and report unrealized appreciation and depreciation on securities held in variable net asset value funds.

(i)	Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States (“GAAP”) or any successor principles.

(j)	Update fund accounting system to reflect rate changes, as received from a Fund’s Adviser or a third party vendor, on variable interest rate instruments.

(k)	Post Fund transactions to appropriate categories.

(l)	Accrue expenses of each Fund according to instructions received from the Fund’s Administrator, and submit changes to accruals and expense items to authorized officers of the Fund (who are not Citi employees) for review and approval.

(m)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts.

(n)	Provide accounting reports in connection with the Fund’s regular annual audit, and other audits and examinations by regulatory agencies.

(o)	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

(p)	Assist the Fund in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Fund’s Valuation Procedures.

3.	Financial Statements and Regulatory Filings

Perform the following services related to the financial statements and related regulatory filing obligations for each Fund:

(a)	Provide monthly a hard copy of the pre-programmed reports for unaudited financial statements described below prepared in accordance with GAAP. The unaudited financial statements will include the following items:

(i)	Unaudited Statement of Assets and Liabilities,

(ii)	Unaudited Statement of Operations, and

(iii)	Unaudited Statement of Changes in Net Assets

Any modifications requested to the above pre-programmed reports will require additional programming at an additional cost to be mutually agreed;

(b)	Provide accounting information for the following: (in compliance with Reg. S-X, as applicable):

(i)	federal and state income tax returns and federal excise tax returns;

(ii)	the Fund’s semi-annual reports with the SEC on Form N-SAR and Form N-CSR;

(iii)	the Fund’s schedules of investments for filing with the SEC on Form N-Q;

(iv)	the Fund’s annual and semi-annual shareholder reports and quarterly Board meetings;

(v)	registration statements on Form N-1A and other filings relating to the registration of shares;

(vi)	reports related to Citi’s monitoring of each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

(vii)	annual audit by the Fund’s auditors; and

(viii)	examinations performed by the SEC.

(c)	Calculate turnover and expense ratio.

(d)	Prepare schedule of Capital Gains and Losses.

(e)	Provide daily cash report.

(f)	Maintain and report security positions and transactions in accounting system daily.

(g)	Prepare Broker Commission Report.

(h)	Monitor expense limitations monthly.

(i)	Provide unrealized gain/loss report.

II.	Notes and Conditions Related to Fund Accounting Services

1.	Subject to the provisions of Sections 2 and 7 of the Agreement, Citi’s liability with respect to NAV Differences (as defined below) shall be as follows:

(a)	During each NAV Error Period (as defined below) resulting from a NAV Difference that is at least $0.01 but that is less than 1/2 of 1%, Citi shall reimburse each applicable Fund for any net losses to the Fund; and

(b)	During each NAV Error Period resulting from a NAV Difference that is at least 1/2 of 1%, Citi shall reimburse each applicable Fund on its own behalf and on behalf of each shareholder of such Fund for any losses experienced by the Fund or any Fund shareholder, as applicable; provided, that Citi’s reimbursement responsibility shall not exceed the lesser of (i) the net loss that the Fund incurs or (ii) the costs to the Fund of reprocessing the shareholder transactions during the NAV Error Period; provided, further, however, that Citi shall not be responsible for reimbursing reprocessing costs with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $25.

For purposes of this Section II.1: the NAV Difference means the difference between the NAV at which a shareholder purchase or redemption should have been effected (“Recalculated NAV”) and the NAV at which the purchase or redemption was effected divided by Recalculated NAV; (B) NAV Error Period means any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of $0.01 or more exists; (C) NAV Differences and any Citi liability therefrom are to be calculated each time a Fund’s (or Class’) NAV is calculated; (D) in calculating any amount for which Citi would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted; and (E) in calculating any amount for which Citi would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted.

2.	The Fund acknowledges and agrees that although Citi’s services related to fair value pricing are intended to assist the Fund and its Board in its obligations to price and monitor pricing of Fund investments, Citi is not responsible for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

Schedule B to Services Agreement — Services

Appendix 3 — Transfer Agency Services

I.	Services

1.	Shareholder Transactions

(a)	Process shareholder purchase and redemption orders.

(b)	Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

(c)	Issue confirmations for purchases, redemptions and other confirmable transactions.

(d)	Issue periodic statements for shareholders.

(e)	Process transfers and exchanges.

(f)	Process dividend payments, including the purchase of new shares, through dividend reimbursement.

(g)	Where applicable, process redemption fee as stated in the Fund Prospectus.

(h)	Provide personnel with knowledge about the Funds to respond to telephone inquiries from shareholders and prospective shareholders.

2.	Shareholder Information Services

(a)	Produce detailed history of transactions through duplicate or special order statements upon request.

(b)	Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders, upon request.

3.	Compliance Reporting

(a)	Provide reports to the Securities and Exchange Commission and the states in which the Fund is registered.

(b)	Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

(c)	Issue tax withholding reports to the Internal Revenue Service.

4.	Dealer/Load Processing (if applicable)

(a)	Where appropriate information is provided, process purchases made under the rights of accumulation or a Letter of Intent privileges at the appropriate breakpoint.

(b)	Calculate fees due under 12b-1 plans for distribution and marketing expenses.

(c)	Provide for payment of commission on direct shareholder purchases in a load fund.

5.	Shareholder Account Maintenance

(a)	Maintain all shareholder records for each account in the Fund.

(b)	Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

(c)	Record shareholder account information changes.

(d)	Maintain account documentation files for each shareholder.

6.	Blue Sky Services

(a)	Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Fund as may be required in order to comply with Federal and state securities laws) to register the shares in the Fund (“Shares”) with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Fund and the Shares and all amendments thereto, to register and keep effective the registration of the Fund and the Shares with state securities authorities to enable the Fund to make a continuous offering of its Shares.

(b)	The Fund shall be responsible for identifying to Citi in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction.

7.	Anti-Money Laundering Services

In each case consistent with and as required or permitted by the Fund’s AML Program:

(a)	Where appropriate and information is available, take reasonable measures to verify shareholder identity upon opening new accounts.

(b)	Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required information to the SEC, the U.S. Treasury Department, the Internal Revenue Service or each agency’s designated agent.

(c)	Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts.

(d)	Maintain records or other documentation related to shareholder accounts and transactions that are required to be prepared and maintained pursuant to the Fund’s AML Program, and make the same available the Fund, the individual appointed as the Fund’s anti-money laundering compliance officer (“AML Compliance Officer”), the Fund’s auditors and regulatory or law enforcement authorities.

(e)	Review Shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control.

8.	Web Access Services

Citi grants the Fund a limited license to access an Online Access Portal (the “Portal”) allowing users to view certain account or Fund information online.

Account Access

Product Features:

•	Continuous 24x7 availability (except for scheduled maintenance).

•	Secure access through user-ID and PIN validation.

•	Two-factor Authentication

•	Link to Fund Site for Form Access

•	Single Log-on for administrators to access fund direct shareholder information.

•	Assign and maintain user profile information for registered users.

•	Link accounts for registered users.

•	Access to usage information

•	Significant branding and customization options by site.

•	Customized email notifications to be sent to the email address on record for registration updates, account updates, and transactions.

•	All pages contain link to the Disclosure Page, Privacy Policy Page, and Fund Home site.

User Registration and Functionality

Individual investors will have the ability to:

•	Register online.

•	Create User-defined password with unlimited changes.

•	Encounter an account lock-out facility after specified number of failed log-on attempts.

•	Reset passwords online.

•	Update e-mail, user profile, and security questions online.

•	Contact Customer Service.

Account Information

Web-based access to general account information including:

•	Account balances including shares, accruals, and total value

•	Cumulative value of all linked accounts

•	Account history

•	Pending transactions

•	Current and prior year activity summary

•	Distribution elections

II.	Notes and Conditions Related to Transfer Agency Services

1.

The Fund shall establish in its name any bank accounts, including direct deposit account(s), settlement accounts, etc., necessary or appropriate for Citi to perform the transfer agency services provided hereunder. The Fund shall also obtain overdraft (daylight and overnight) facilities and other services with respect to the accounts as it deems appropriate to effect shareholder, NSCC and custody settlement. The Fund grants Citi, as the Fund’s agent, the power and authority to facilitate the set-up of such accounts on behalf of the Fund with such bank or banks as are acceptable to the Fund. In addition, the Fund authorizes Citi, who may appoint its employees, to instruct the bank(s) and the Custodian regarding the movement of money into, out of and between the Fund’s accounts and shall provide such bank or banks with all instructions and authorizations necessary for Citi to effect such money movements.

2.	Citi may require any or all of the following in connection with the original issue of Shares: (a) Instructions requesting the issuance, (b) evidence that the Board has authorized the issuance, (c) any required funds for the payment of any original issue tax applicable to such Shares, and (d) an opinion of the counsel to the Fund about the legality and validity of the issuance.

3.	Shares shall be issued in accordance with the terms of a Fund’s or Class’ Prospectus after Citi or its agent receives either of the following, in each case in good order and with such additional items or materials as may be required by the Fund’s Procedures, Citi’s operational procedures and/or Citi’s AML Program:

(i)(A) an instruction directing investment in a Fund or Class, (B) a check (other than a third party check or money order) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or

(ii) the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

4.	If the Fund fails to settle any trade of Shares (a “settlement failure”) transacted over the FundServ network maintained by the National Securities Clearing Corporation (“NSCC”), the Fund shall, prior to one hour before the next settlement of Shares, (i) notify Citi about the settlement failure and (ii) provide Citi with a description of the specific remedial and prospective actions proposed to be taken by the Fund in order to remedy such settlement failure and avoid any settlement failures in the future (a “remediation plan”). If (i) the Fund fails to notify Citi about a settlement failure on a timely basis and (ii) the Fund fails to deliver the remediation plan on a timely basis, or (iii) the remediation plan is inadequate (in Citi’s reasonable opinion), then, upon written notice to the Fund, Citi may terminate the performance of any NSCC services rendered to the Fund hereunder immediately and without penalty.

5.	If Citi is or, in Citi’s reasonable opinion, Citi may be subject to any disciplinary action by the NSCC, including, but not limited to fine or censure, expulsion, suspension, limitation of or restriction on activities, functions, and operations (collectively, an “NSCC sanction”) as a result of the activities of the Fund or its respective agents, then Citi may, in its sole discretion, demand, in writing, that the Fund provide Citi with adequate assurances specifying any remedial and prospective actions to be taken in order to remedy or avoid an NSCC sanction. If the Fund does not, within seven (7) days of such demand provide adequate assurances satisfactory to Citi in response to any NSCC sanction, then, upon written notice to the Fund, Citi may terminate the performance of any NSCC related services rendered to the Fund under this Agreement immediately and without penalty.

6.	Notwithstanding the foregoing, Citi may terminate the performance of any NSCC related services rendered to the Fund under this Agreement immediately and without penalty upon written notice to the Fund if Citi is subject to more than one NSCC sanction by the NSCC during the term of this Agreement.

7.	The Fund acknowledges receipt of a copy of Citi’s policy related to the acceptance of trades for prior day processing (the “Citi As-of Trading Policy”). Citi may amend Citi As-of Trading Policy from time to time in its sole discretion, but will provide notice to the Fund of such amendment. Citi may apply Citi As-of Trading Policy whenever applicable, unless Citi agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Fund and furnished to Citi by the Fund.

8.	Fund represents and warrants that:

(a)	(i) by virtue of its Charter, Shares that are redeemed by the Fund may be resold by the Fund and (ii) all Shares that are offered to the public are covered by an effective registration statement under the Securities Act of 1933, as amended and the 1940 Act.

(b)	(i) The Fund has adopted the AML Program, which has been provided to Citi and the Fund’s AML Compliance Officer, (ii) the AML Program has been reasonably designed to facilitate Compliance by the Fund with Applicable AML Laws in all relevant respects, (iii) the AML Program and the designation of the AML Compliance Officer have been approved by the Board, (iv) the delegation of certain services thereunder to Citi, as provided in Schedule B, Appendix 3 of this Agreement, has been approved by the Board, and (v) the Fund will submit any material amendments to the AML Program to Citi for Citi’s review and consent prior to adoption.

9.	Subject to its obligations herein with respect to “blue sky” filings, Citi shall have no obligation to take cognizance hereunder of laws relating to the sale of the Funds’ shares.

10.	USE OF THE PORTAL IS “AS IS” AND CITI WILL NOT BE LIABLE FOR ANY DAMAGES RESULTING FROM USE OF THE PORTAL. CITI DISCLAIMS ALL WARRANTIES CONCERNING THE PORTAL, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.	The parties to this Agreement acknowledge that the the content and the design of Portal (excluding Fund information) are valuable trade secrets. Accordingly, the Fund agrees not to (a) copy or duplicate the Portal; (b) reverse engineer, decompile or disassemble the Portal; (c) make derivative works therefrom; or (d) modify the Portal without Citi’s consent.

12.	Notwithstanding anything in this Agreement to the contrary, Citi may terminate Web Access Services at any time if the provision of all or part of such services: (i) becomes the subject of a claim that such services infringe the ownership rights of any third party or that Citi otherwise does not have the right to permit others to use the Portal; or (ii) becomes illegal or contrary to any applicable law.

Schedule C to Services Agreement – Blocker Services

Citi shall provide the Services listed on this Schedule C to the Fund with respect to each Blocker, subject to the terms and conditions of the Agreement (including the Schedules).

I.	Services

(a)	Administration Services. Citi shall:

1)	Calculate the annual expense budget and update expense accruals on a monthly basis with the assistance of applicable parties, and authorize related expense payments from the Blocker.

2)	Prepare consolidated financial statement with controlling entity.

3)	Calculate fund level and manager level, as applicable, performance data and disseminate the performance data to the parties designated by the Blocker’s manager (the “Manager”).

4)	Furnish advice and recommendations with respect to applicable aspects of the business and affairs as the Blocker and Citi shall determine desirable.

5)	Prepare informational schedules related to “subpart F income” calculation for use by the Fund’s auditors or tax preparation firm, as applicable in connection with such auditor or tax firm’s preparation of the Fund’s tax returns.

(b)	Accounting Services. Citi shall:

1)	Keep and maintain the following books and records:

A.	Journals containing an itemized daily record in detail of all purchases and sales of Interest, all receipts and disbursements of cash and all other debits and credits;

B.	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received;

C.	Separate ledger accounts; and

D.	A monthly trial balance of all ledger accounts (except Investor accounts).

2)	Perform the following accounting services daily:

A.	Calculate the net asset value per Interest (“NAV”) utilizing prices obtained from the sources described in subparagraph (b)(2)(C) below;

B.	Obtain security prices from the Fund’s designated pricing services, or if such quotes are unavailable, then from the Manager;

C.	Verify and reconcile with the Fund’s custodian all daily trade activity;

D.	Review daily the net asset value calculation and dividend factor (if any) prior to release to investors;

E.	Determine unrealized appreciation and depreciation;

F.	Post transactions to appropriate general ledger categories;

G.	Determine the outstanding receivables and payables for all (1) trades, (2) transactions and (3) income and expense accounts;

H.	Provide accounting reports in connection with the regular annual audit, financial reports, regulatory filings, compliance reporting, tax reporting, total return calculations and other audits and examinations by regulatory agencies, as applicable;

I.	Provide such periodic (daily, weekly, monthly) reports, as the parties shall agree upon;

J.	Reconcile cash and security positions with a custodian on a daily and weekly basis, respectively;

K.	Calculate allocation of income, expense and security appreciation/depreciation;

L.	Post summary activity received from the Manager and reconcile Interest balances, including receivables and payables on a daily basis; and

M.	Compute portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

(c)	Special Reports and Services:

1)	Citi may provide additional special reports upon the request of the Fund which may result in an additional charge, the amount of which shall be agreed upon by the parties; and

2)	Citi may provide such other similar services as may be reasonably requested by the Fund, which may result in an additional charge, the amount of which shall be agreed upon by the parties.